Exhibit (e)(22)
NOTICE TO OPTIONEES REGARDING
TREATMENT OF OPTIONS IN THE MERGER AND
OPTION EXERCISE PROCEDURES
December 29, 2010
I.	SUMMARY OF ALTERNATIVES
     You are receiving this notice because you currently hold one or more outstanding options (the “Options”) to purchase shares of common stock of Cypress Bioscience, Inc. (the “Company”). Pending the acquisition, there are several alternative actions that you may take with respect to your Options, as reflected by the chart below. Different tax consequences will apply depending upon which action you choose to take, as further described below in the notice. Capitalized terms used in this Section have the meanings set forth below in this notice.

If You:	The Result Will Be:
Take no action and your Options are outstanding immediately prior to the Merger Closing and have an exercise price less than $6.50 per share	You will receive the Option Payments

•   After the Merger Closing you will receive an amount via the payroll system equal to the amount by which $6.50 exceeds the per share exercise price of your Options, multiplied by the number of shares subject to your Options.

•   If your Options expire prior to the Merger Closing, you will not receive the Option Payments or any other payments for your Options.

Elect a “Noncontingent Exercise” and pay the exercise price for your Options prior to the Exercise Election Deadline	You will receive the Stock Payments

•   $6.50 per the number of shares subject to your exercised Options, payable either upon expiration of the Tender Offer or the Merger Closing, depending upon whether you tender your shares.

•   Even if the Merger Closing does not occur, your Options will still have been exercised.

Elect a “Contingent Exercise” and pay the exercise price for your Options prior to the Exercise Election Deadline	You will receive the Stock Payments

•   $6.50 per the number of shares subject to your exercised Options, payable either upon expiration of the Tender Offer or the Merger Closing, depending upon whether you tender your shares

•   If the Merger Closing does not occur, your Options will not be exercised.

     In no event will you receive both the Option Payments and the Stock Payments for your Options.
II.	TENDER OFFER AND MERGER TERMS
     As you know, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ramius/Royalty Pharma. Upon the terms and subject to the conditions of the Merger Agreement, Cypress Bioscience shareholders may elect to tender their shares to Ramius/Royalty Pharma for a cash payment of $6.50 per share if a tender election is made before expiration of the tender offer, which is currently scheduled to occur at midnight on January 5, 2011 (the “Tender Offer”). It is anticipated that shortly following the expiration of the Tender Offer, there will be a merger whereby Cypress Bioscience will become a wholly owned subsidiary of Ramius/Royalty Pharma (the “Merger”). Upon the closing of the Merger (the “Merger Closing”), any remaining Cypress Bioscience shareholders that did not previously tender their shares to Ramius/Royalty Pharma will receive $6.50 for each share of Cypress Bioscience common stock they hold.
     Assuming a sufficient number of stockholders tender their shares for purchase on or before the expiration of the Tender Offer, the Merger Closing is currently expected to occur immediately following the consummation of the Tender Offer on January 5, 2011. However, the Merger Closing could occur later in the event the offer is extended or a stockholder vote is required to approve the Merger. For more information, please see the Amended and Restated Offer to Purchase, previously provided to you.
II.	TREATMENT OF YOUR OPTIONS IN THE MERGER
A.	ACTIONS YOU NEED TO CONSIDER
     Because Ramius/Royalty Pharma will neither assume, nor issue its own options in substitution for the outstanding Options, in accordance with the terms of the Company’s equity incentive plans, all outstanding Options will automatically terminate if not timely exercised prior to the Merger Closing. Pursuant to the Merger Agreement, then outstanding unvested Options will become fully vested contingent upon and effective immediately prior to the Merger Closing. Each of your Options that is outstanding and unexercised immediately prior to the Merger Closing will be cancelled and converted into the right to receive the Option Payments described in Section II.B. To receive the Option Payments, you will be required to execute a Letter of Transmittal that will be sent to you on or about the date of the Merger Closing, which you must deliver to the paying agent in accordance with the instructions that accompany the Letter of Transmittal.
     If instead of receiving the Option Payments, you prefer to exercise your outstanding Options, then in order to timely elect to exercise your Options prior to the Merger Closing, you must submit the applicable Notice of Exercise along with payment of the option exercise price before the later of: (i) 5:00 p.m. PST on December 31, 2010, or (ii) the third business day prior to the date of the actual Merger Closing (e.g., if the Merger Closing is on a Friday, the third business day prior to the Merger Closing is the immediately preceding Tuesday) (the “Exercise

Election Deadline”). While it is currently expected that the Merger Closing will occur immediately following expiration of the Tender Offer at midnight on January 5, 2011, the Merger Closing could occur later in the event the offer is expended or a stockholder vote is required to approve the Merger. If the Merger Closing occurs later than expected, the Exercise Election Deadline will automatically adjust accordingly.
     Please note that you will not receive further notification of the timing of the actual Merger Closing, so that if you do not exercise your Options by 5:00 p.m. PST on December 31, 2010, you will be taking the risk that your Option exercise election will not be submitted to the Company prior to the Exercise Election Deadline. If you attempt to exercise your Options after the Exercise Election Deadline but before the Merger Closing, it will be within the Company’s discretion whether or not there is adequate time to process your Option exercise prior to the Merger Closing.
     If you do timely elect to exercise your Options and your exercise becomes effective, you will be issued a stock certificate and will be entitled to the Stock Payments described in Section II.C. To receive the Stock Payments, you will also be required to execute a Letter of Transmittal that will be sent to you on or about the date of expiration of the Tender Offer (if you tender your shares), or the Merger Closing (if you do not tender your shares), which you must deliver to the paying agent along with your issued stock certificate in accordance with the instructions that accompany the Letter of Transmittal.
     Please note that you can exercise some of your Options and not exercise some of your Options.
     As long as your Options will be outstanding immediately prior to the Merger Closing, you need not take any action in order to receive the Option Payments described in Section II.B. You must take action with respect to your unexercised Options prior to the applicable Exercise Election Deadline in order to receive the Stock Payments described in Section II.C. You may receive either the Option Payments or the Stock Payments, but not both, with respect to a particular Option share.
•	Your first action should be to consult with your tax and financial advisors to determine whether or not you should exercise your Options by the Exercise Election Deadline.

•	If you decide to exercise your Options, your second action should be to exercise your Options in a manner described in Section II.C.

B.	WHAT DO I NEED TO DO TO ELECT TO RECEIVE THE OPTION PAYMENTS?
     If you do not exercise your Options prior to the Merger Closing, you will receive the following payments (the “Option Payments”) for your then outstanding unexercised Options. Your unexercised Options will be automatically converted into the right to receive the Option Payments so that:

•	After the Merger Closing you will receive an amount via the payroll system equal to the amount (if any) by which $6.50 exceeds the per share exercise price of your Options, multiplied by the number of shares subject to your Options; and

•	To receive the Option Payments, you will also be required to execute a Letter of Transmittal that will be sent to you on or about the date of the Merger Closing, which you must deliver to the paying agent in accordance with the instructions that accompany the Letter of Transmittal.
     If your Option has an exercise price of $6.50 or more per share, or expires prior to the Merger Closing, then you will not receive the Option Payments or any other payments for your Options.
C.	WHAT DO I NEED TO DO TO ELECT TO RECEIVE THE STOCK PAYMENTS?
     To receive the “Stock Payments” described below, you must exercise your Options. You may exercise your Options in one of two ways: a “Noncontingent Exercise” or a “Contingent Exercise”.
     If you exercise your options before expiration of the Tender Offer you will separately receive information regarding the Tender Offer and may elect to tender your shares on or prior to the expiration of the Tender Offer, which is scheduled to occur at midnight on January 5, 2011. If you elect to tender your shares in the Tender Offer, you will receive a cash payment of $6.50 for each tendered share promptly following expiration of the Tender Offer and for tax purposes will be deemed to have sold your shares to Ramius/Royalty Pharma at such time. If you exercise your options before the Merger Closing but do not elect to tender your shares, promptly following the Merger Closing you will receive $6.50 for each outstanding share that you hold at the Merger Closing along with the other Cypress Bioscience stockholders who did not tender their shares, and for tax purposes, you will be deemed to have sold your shares to Ramius/Royalty Pharma at the time of the Merger Closing. The $6.50 per share payment that you would receive for your exercised Option shares, whether upon expiration of the Tender Offer (if you tender your shares), or upon the Merger Closing (if you do not tender your shares), are the “Stock Payments”.
Alternative #1 — a Noncontingent Exercise of your Vested Options
To effectuate a noncontingent exercise of your vested Options, you must do each of the following:
•	Complete and execute the attached Notice of Exercise and check one of the noncontingent exercise boxes; and

•	Deliver the executed Notice of Exercise to Barbara Garcia no later than the Exercise Election Deadline. If you want to be assured that your Option exercise will be processed and effective prior to the Merger Closing, you should deliver your executed Notice of

Exercise and payment of the Option exercise price no later than 5:00 p.m. PST on December 31, 2010.
•	Deliver payment of the Option exercise price and any and all withholding taxes due in connection with the exercise of the Options either via cash or check, or by electing a same-day sale procedure in the executed Notice of Exercise, in either case no later than the Exercise Election Deadline. However, if you electing a same-day sale (exercising vested options and selling into the open market), you may do so only in an open trading window so long as you are not in possession of material non-public information. Also, if you have been designated as an “insider,” you will need to complete a preclearance form, and submit it with your Notice of Exercise no later than the Exercise Election Deadline. Please note that if you elect a same-day sale, but you are not permitted to sell the shares because the trading window is closed or you are in possession of material non-public information, then your Options will not be exercised, and you will instead be eligible to receive the Option Payments.

•	To receive the Stock Payments, you will also be required to execute a Letter of Transmittal that will be sent to you on or about the date of expiration of the Tender Offer (if you tender your shares), or the Merger Closing (if you do not tender your shares), which you must deliver to the paying agent along with your issued stock certificate in accordance with the instructions that accompany the Letter of Transmittal.
Please note that if you complete the attached Notice of Exercise checking the noncontingent exercise box and timely deliver it along with payment of the exercise price to the Company via check, your check will be deposited on the next business day. If for any reason the Merger Closing does not occur, your Options will have been exercised, your payment of the Option exercise price will not be returned to you, and you will own the common stock for which you exercised your Option.
Please note that you may not effect a noncontingent exercise of any unvested options that you are not permitted to early exercise for unvested shares pursuant to the terms of your Stock Option Agreement (“Nonexercisable Options”). If you attempt to effectuate a noncontingent exercise for any Nonexercisable Options, your election with respect to such Nonexercisable Options will automatically be treated as a contingent exercise election pursuant to Alternative #2 below. If for any reason the Merger Closing does not occur, your Nonexercisable Options will not be exercised, your payment of the exercise price for such Nonexercisable Options will be returned to you, and your Nonexercisable Options will remain subject to the same terms and conditions otherwise currently in effect. Additionally, if your Options are scheduled to expire prior to the Merger Closing (because your maximum three month post employment termination exercise period expires before the Merger Closing), your Nonexercisable Options will not be exercised, your payment of the exercise price for such Nonexercisable Options will be returned to you, your Nonexercisable Options will automatically terminate, and you will not receive any consideration for your terminated Options in connection with the Merger.
If you elect a noncontingent exercise of your Options, your election will be irrevocable by you once you submit the Notice of Exercise and deliver payment of the exercise price.

Alternative #2 — a Contingent Exercise of your Options
To exercise your Options contingent upon and effective immediately prior to the Merger Closing, you must do each of the following:
•	Execute the attached Notice of Exercise and check the contingent exercise box; and

•	Deliver payment of the Option exercise price any and all withholding taxes due in connection with the exercise of the Options via cash or check and the executed Notice of Exercise to Barbara Garcia no later than the Exercise Election Deadline. Please note that a same-day sale procedure is not a permitted method of payment of the exercise price for a contingent exercise. If you want to be assured that your Option exercise will be processed and effective prior to the Merger Closing, you should deliver your executed Notice of Exercise and payment of the Option exercise price any and all withholding taxes due in connection with the exercise of the Options via cash or check no later than 5:00 p.m. PST on December 31, 2010.

•	To receive the Stock Payments, you will also be required to execute a Letter of Transmittal that will be sent to you on or about the date of the Merger Closing, which you must deliver to the paying agent along with your issued stock certificate in accordance with the instructions that accompany the Letter of Transmittal.
Please note that if you complete the attached Notice of Exercise and timely deliver it along with payment of the exercise price to the Company, but for any reason the Merger Closing does not occur, your Options will not be exercised, your payment of the Options exercise price will be returned to you, and your Options will remain subject to the same terms and conditions otherwise currently in effect. If you elect a contingent exercise of your Options, your election will be irrevocable by you once you submit the Notice of Exercise and deliver payment of the exercise price, and will automatically be effective if the Merger Closing occurs.
D.	WHAT ARE THE POTENTIAL TAX CONSEQUENCES?
     There may be different tax consequences that will apply depending upon whether your Options are incentive stock options and, depending upon whether your Options are exercised before the Merger Closing so that you receive the Stock Payments, are sold in connection with the expiration of the Tender Offer or at the time of the Merger Closing, or your unexercised Options are cancelled at the Merger Closing and converted into the Option Payments. Please see the prospectus for our equity incentive plan which was previously distributed to you for a description of the tax consequences related to an exercise of your Options and sale of such exercised shares. If you would like to request an additional copy of the prospectus, please contact Barbara Garcia at bgarcia@CypressBio.com or (858)-768-7104.
     Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation and determine whether you should exercise your Options prior to the Merger Closing, or tender any exercised shares prior to the expiration of the Tender Offer.

III.	ADDITIONAL INFORMATION
     If you have any questions regarding any of the information contained in this Notice, please feel free to contact Barbara Garcia as follows:
Cypress Bioscience, Inc.
Attn: Barbara Garcia
4350 Executive Drive Suite 325
San Diego, CA 92121
bgarcia@CypressBio.com
Telephone: (858) 768-7104
Facsimile: (858) 452-1222

Attachment A
Notice of Exercise
Capitalized terms used in this Notice of Exercise have the meanings set forth in the Notice to Optionees Regarding the Merger to which this Notice of Exercise is Attached (the “Optionee Notice”).
I.	Option Election
This Notice of Exercise election applies to the following Options (check one of the following alternatives) (“Exercised Options”):
☐ All my outstanding Options

☐ Only the Options specified in the table below:

Date of Grant	Number of Shares	Exercise Price

(Please note that if you do not check any alternative, you will be deemed to have made an election with respect to all your outstanding Options)

II.	Exercise Method Election
I hereby elect the following terms of exercise for my Exercised Options and the following method of payment of the Option exercise price and any and all withholding taxes due in connection with the exercise of the Options (check one of the following alternatives):

Alternative 1: ☐ Contingent Exercise; Cash or Check Payment

Alternative 2: ☐ Noncontingent Exercise; Cash or Check Payment

Alternative 3: ☐ Noncontingent Exercise; Same Day Sale

(Please note that if you do not check any alternative, you will be deemed to have elected a Contingent Exercise, as described in the Optionee Notice)

III.	Optionee Acknowledgements
     1. I hereby acknowledge that once submitted to the Company along with payment of the full exercise price for the Options to which this election applies any and all withholding taxes due in connection with the exercise of the Options, this Notice of Exercise is irrevocable by me.
     2. I represent that I have read and understood the Optionee Notice. I further represent that I have consulted with any tax consultants that I deem advisable in connection with exercise of my Options and disposition of the exercised Option shares and that I am not relying on the Company for any tax advice.
     3. Along with this Notice of Exercise, I am delivering to the Company payment of the full purchase price for the exercised Option shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Options.
     4. I understand that if I elected Alternative #1 or Alternative #2 above, I must deliver payment of the Option exercise price in cash or by check and this executed Notice of Exercise to Barbara Garcia, no later than 5:00 p.m. PST on December 31, 2010 if I want to be assured that the Option exercise will be processed and effective prior to the Merger Closing. As described in the Optionee Notice, I understand that it will be within the Company’s discretion whether there is adequate time to process any Option exercise submitted following the Exercise Election Deadline and prior to the Merger Closing.
     5. I understand that if any of the conditions for exercise of my Options are not satisfied, then my Options will not be exercised, and any cash or check payment of the exercise price and any withholding taxes will be returned to me.

Printed Name of Optionee

Signature of Optionee
Date: